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                                  EXHIBIT 23.1
                      RECKSON OPERATING PARTNERSHIP, L. P.
            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement Form S-3 (No. 333-115997) and in the related Prospectus of Reckson Operating Partnership L.P., of our reports dated March 15, 2006, with respect to the consolidated financial statements and schedule of Reckson Operating Partnership L.P., Reckson Operating Partnership L.P. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Reckson Operating Partnership L.P., included in this Annual Report Form 10-K for the year ended December 31, 2005.


                                                     Ernst & Young LLP

New York, New York
March 15, 2006